EXHIBIT 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MOISTURE SYSTEMS CORPORATION AND MOISTURE SYSTEMS LIMITED:

    As independent public accountants, we hereby consent to the use of our report dated February 3, 1997 (and to all references to our Firm) included in or made a part of this Registration Statement and related Prospectus of Thermedics Detection Inc.

                                         ARTHUR ANDERSEN LLP

Boston, Massachusetts
July 23, 1997